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                                      , 1997
                        -------------
Dr. Katherine Gordon
President and Chief Executive Officer
Apollo BioPharmaceutics, Inc.
One Kendall Square, Suite 2200
Cambridge, Massachusetts  02139

Dear Dr. Gordon:

     Section        of our Underwriting Agreement dated
             -----
             , 1997 provides that Apollo BioPharmaceutics,
 ----------
Inc. ("Company") shall retain Neidiger, Tucker, Bruner, Inc ("NTB") as the Company's financial consultant with respect to investment banking activities for a term of 36 months
commencing               , 1997.  The purpose of this letter
           -------------
is to confirm our mutual understandings and agreement concerning of the terms and conditions of such engagement.

     1. Engagement. The Company hereby engages NTB as the Company's financial consultant with respect to investment banking activities and opportunities and NTB accepts such engagement on the terms and conditions hereby set forth.

     2.   Financial Consulting Services.  For a term of 36
months commencing                , 1997, NTB, through the
                  --------------
offices of Anthony B. Petrelli, Senior Vice President, Investment Banking Services, shall consult and advise the Company, at the Company's request, from time to time, as to market conditions, financial alternatives, resource allocation, periodic review and advice with respect to the Company's capital structure, banking methods and systems and otherwise provide investment banking consultation and advice in connection with the Company's business plans and projections. Such advice and consultation are hereinafter referred to as "Financial Consulting Services". The Financial Consulting Services shall be provided by NTB to the Company in such form, manner and place as the Company shall make reasonable requests from time to time. NTB shall not be prevented or barred from rendering Financial Consulting Services of the same or similar nature, as herein described, or services of any nature whatsoever for, or on behalf of, persons or entities other than the Company. Similarly, the Company shall not be prevented or barred from seeking or requiring services of a same or similar nature from persons other than NTB.

     3. Extent of Financial Consulting Services to be Provided. NTB shall be available to provide Financial Consulting Services for not more than ten (10) hours per month during the said 12 month period that such services are to be provided ("Minimum Financial Consulting Services"). In addition, NTB shall be available during said 36 month period for an additional one person per day per month at the request of the Company for the purpose of providing additional Financial Consulting Services ("Additional Financial Consulting Services"). NTB

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may, but shall not be required to, devote such additional
time to the Company asmay be requested by the Company. For purposes of thisAgreement, a "person per day" shall be a total of 8 hours ofwork by NTB's representative.

     4.   Compensation for Financial Consulting Services.
As compensation for the Minimum Financial Consulting Services, the Company shall pay to NTB a fee of $70,000, payable in full upon the Company's execution hereof. In addition, subject to the provisions of Section 5 below, if NTB provides Additional Financial Consulting Services to the Company, NTB shall be compensated for such Additional Financial Consulting Services at the rate of $1,500 for each additional person per day, payable on the first day of the month following the month in which such Additional Financial Consulting Services were rendered.

     5.   Accumulation of Minimum Financial Consulting
Services.   During the said 36 month period, any person per
day of Minimum Financial Consulting Services not requested in the month in which the Company is entitled thereto may be requested at any time during the immediately following month's period. If not requested during such following period, the Company waives performance and receipt of such Minimum Financial Consulting Services.

     6. Indemnification. The Company agrees to indemnify and hold harmless NTB and the officers, directors and employees of NTB against any and all losses, claims, damages and expenses as incurred (including reasonable fees and disbursement of counsel to NTB) arising out of the Financial Consulting Services performed by NTB pursuant to this Agreement except for claims, damages, losses, liabilities and expenses caused by the negligence or willful misconduct on the part of NTB, its officers, directors or employees.

     7. Amendment. Any amendment or modifications of this Agreement shall be by written instrument signed by the parties.

     8. Waiver. Any term or condition of this Agreement may be waived in writing at any time and from time to time by the party entitled to the benefit thereof, but a waiver of a term or condition in one instance shall not be deemed to constitute a waiver of such term or condition in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of provision or of any other provision hereof.

     9. Assignment. Any attempt by either party to assign any right, duty, or obligation which may arise under this Agreement, without the prior written consent of the other party, shall be void.

     10. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together shall constitute one and the same instrument.

     11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving any effect to any choice of law

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or conflict of law provision or rule whether of the State of
Colorado or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Colorado. The parties agree to the exclusive jurisdiction of the courts of the State of Colorado or of the United States of America for the District of Colorado and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive, in connection with any action brought by either party hereto relating to this Agreement or the transactions which are the subject matter hereof.

     12. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and this Agreement shall be binding and inure to the benefit of the parties and their respective successors and assigns.

     If the foregoing confirms your understanding of the terms of our engagement, please sign in the space provided below and the same shall become our written agreement with respect to the subject matter.

                                   NEIDIGER, TUCKER, BRUNER,INC.


                                   By:
                                       --------------------
                                        Anthony B. Petrelli
                                        Senior Vice President



Confirmed and accepted this           day of            ,1997.
                            ---------        ----------

                                   APOLLO BIOPHARMACEUTICS,INC.


                                   By:
                                       --------------------------------------
                                        Katherine Gordon
                                        President and Chief Executive Officer









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